Exhibit No. 99.1

NeuroMetrix Inc. Names Jonathan T. Lord, M.D., to its Board of Directors

WALTHAM, MA. Dec 13, 2005 – NeuroMetrix, Inc. (Nasdaq: NURO) announced today that Jonathan (“Jack”) T. Lord, M.D., has been named to the company’s board of directors effective January 1, 2006.

Dr. Lord is Senior Vice President and Chief Innovation Officer of Humana Inc.  He joined Humana in 2000 as its Senior Vice President and Chief Medical Officer.  In his current role, Dr. Lord is responsible for designing and leading innovative health plan products and processes that encourage and enable people to navigate the health care system and their health needs.  Humana Inc. is headquartered in Louisville, Kentucky and is one of the nation’s largest publicly traded health benefits companies, with approximately seven million members.  Humana offers coordinated health insurance coverage and related services to employer groups, government-sponsored plans and individuals.  With 16 years experience in medical administration, Dr. Lord is leading Humana’s transformation into one of the country’s most e-enabled health solutions companies.

Dr. Lord came to Humana from Health Dialog, a Boston-based Internet provider of health information to more than five million people in the United States, where he served as President. Prior to joining Health Dialog, he served as Chief Operating Officer of the American Hospital Association in Washington, D.C., Executive Vice President of Anne Arundel Medical Center in Annapolis, MD., and Executive Vice President of Sun Health in Charlotte, NC.

A board-certified forensic pathologist, Dr. Lord has 21 years experience in medical practice. He began his medical career in the U. S. Navy, where he spent 11 years on active duty, most recently as Director of the Naval Medical Command’s Quality Assurance Division in the Office of the Surgeon General. He also served as a consultant and surveyor for the Joint Commission on Accreditation of Health Care Organizations. In 2001, Dr. Lord was named President of the Disease Management Association of America, DMAA, a nonprofit membership organization that is dedicated to changing the way chronic illnesses are managed.  Dr. Lord received his M.D. from the University of Miami in 1978. He has received numerous academic appointments throughout his career, most recently as an adjunct professor of community and family medicine at Dartmouth Medical College.

“We are delighted to have Jack join the NeuroMetrix board of directors.  He is an innovator with a clear vision for the future of medicine.   Throughout his career he has consistently improved the quality and efficiency of healthcare through the appropriate use of technology.   We are looking forward to gaining similar insights and leadership from Jack as we continue establishing our neuropathy diagnostic solution as a standard of care and furthering the development of therapeutic options for neuropathies,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix.

About NeuroMetrix

NeuroMetrix is a medical device company establishing a new standard of care through the design, development and sale of proprietary products used to diagnose neuropathies. Neuropathies are diseases of the peripheral nerves and parts of the spine that frequently are caused by or associated with diabetes, low back and leg pain and carpal tunnel syndrome, as well as other clinical disorders.  These clinical indications affect millions of patients in the United States. The NC-stat System, the Company’s neuropathy diagnostic system, has been on the market since May 1999 and is presently used in nearly

3,000 physician’s offices, clinics and other health care facilities in the United States. The Company holds issued utility patents covering a number of important aspects of the NC-stat System.

Contact: NeuroMetrix, Inc.

Brad Smith, 781-314-2741

Chief Financial Officer

NeuroMetrix.ir@NeuroMetrix.com